Exhibit 4.1

BRP INC.

STOCK OPTION PLAN

Adopted effective as of May 29, 2013

(as amended on May 31, 2018, November 29, 2022 and September 5, 2024)

BRP INC.

STOCK OPTION PLAN

The purpose of this Plan is to advance the interests of the Company by: (i) providing Eligible Persons with incentives; (ii) encouraging share ownership by Participants; (iii) increasing the proprietary interest of Participants in the success of the Company; (iv) encouraging Participants to remain with the Company or its Affiliates; and (v) attracting new employees, officers and, in limited circumstances, Consultants.

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” or “Affiliated” means:

(i)

with respect to any specified Person other than a natural Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person other than a natural Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); and

(ii)

with respect to any specified Person other than a natural Person, any other Person that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2.

(b)	“Associate” has the meaning ascribed to that term under Section 1 of the Securities Act (Ontario);

(c)

“Board” means the board of directors of the Company as constituted from time to time, or a committee thereof to which authority has been delegated by the board of directors with respect to any particular functions of the board of directors, as set forth herein;

(d)	“Business Day” means a day on which the TSX is open for trading;

(e)

“Cause”, the existence of which will be determined by the Board or a designee of the Board, with respect to a Participant shall, if such Participant has entered into a service or employment agreement with the Company or any of its subsidiaries that is in effect, have the meaning given to the term in that agreement, or, if no such agreement exists, or if “Cause” is not defined therein, then Cause shall include without limitation:

(i)

(other than by reason of Disability) the willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company or any of its subsidiaries, or willful failure to follow or carry out any reasonable material direction of the Board, and the continuance of such failure or gross negligence for a period of thirty (30) days after written notice to such Participant;

(ii)

the material breach by such Participant of any agreement to which such Participant and the Company or any of its subsidiaries are party, which breach continues for thirty (30) days after written notice to the Participant;

(iii)	the commission of fraud, embezzlement, theft, sexual harassment or other material dishonesty by the Participant;

(iv)	the conviction of the Participant of, or plea by the Participant of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; or

(v)

any other intentional action or intentional omission that involves a material breach of fiduciary obligation on the part of such Participant or otherwise could reasonably be expected to have a material adverse effect upon the business, interests, or reputation of the Company or any of its subsidiaries;

(f)

“Change of Control” means the acquisition by any Person or group of Persons acting jointly or in concert (other than holders of Multiple Voting Shares of the Company and their Affiliates) of securities of the Company carrying the right to elect a majority of the Board;

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(h)

“Company” means BRP Inc. and its respective successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or any person or committee that has been designated for such purpose by the Board;

(i)

“Consultant” means an individual (including an individual whose services are contracted through a personal holding company that is either wholly owned, or controlled by, such individual, and the shares of which are held directly or indirectly by such individual or by such individual’s spouse, minor children and/or minor grandchildren) who (i) is engaged to provide services to the Company or a subsidiary of the Company, other than services related to a distribution of securities, (ii) provides the services under a written contract with the Company or any subsidiary of the Company; and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a subsidiary of the Company;

(j)	“Date of Grant” means the date on which a particular Option is granted by the Board as evidenced by the Grant Agreement pursuant to which the particular Option was granted;

(k)

“Disabled” or “Disability” means, for purposes of the Plan only, the inability of a Participant to perform substantially all of such Participant’s duties and responsibilities to the Company or any subsidiary of the Company as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by such Participant, with or without reasonable accommodation, for 180 consecutive days, as determined by a physician reasonably selected by the Company or a subsidiary of the Company;

(l)	“Effective Date” has the meaning ascribed in Section 2.6;

(m)	“Eligible Person” means any officer, employee or, in limited circumstances, Consultant of the Company or any of its subsidiaries, as designated by the Board in a resolution;

(n)

“Eligible Retiree” means a Participant who ceases to be an Eligible Person as a result of a termination of employment with the Company or any subsidiary of the Company by reason of retirement, where such Participant (i) provides a 12-month prior written notice of retirement to the Company or any subsidiary of the Company, as applicable, and (ii) is at least sixty (60) years of age and has a minimum of ten (10) years of service with the Company or any subsidiary of the Company, as applicable;

(o)	“Exercise Notice” means an election to exercise Options granted to a Participant under this Plan, substantially in the form attached to the Grant Agreement, as may be amended from time to time;

(p)

“Exercise Period” means the period from the Vesting Date to the date that is immediately prior to the Expiry Date during which a particular Option may be exercised in the manner described in Section 4.1;

(q)	“Exercise Price” has the meaning given to that term in Section 3.2;

(r)

“Expire” means, with respect to an Option, the termination of such Option, on the occurrence of which such Option is void, incapable of exercise, and of no value whatsoever; and Expires and Expired have a similar meaning;

(s)	“Expiry Date” means the date on which an Option Expires;

(t)

“Fair Market Value” means, on any particular day, the Market Price of a Share, but if the Shares are not listed and posted for trading on the Stock Exchange at the relevant time, it shall be the fair market value of the Share, as determined by the Board acting in good faith;

(u)	“Grant Agreement” means an agreement between the Company and a Participant under which an Option is granted;

(v)

“Insider” means a “reporting insider” as defined in National Instrument 55-104 -Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”;

(w)

“Market Price” means, on any particular day (i) the volume weighted average trading price of a Share on the Stock Exchange for the five (5) preceding days on which the Shares were traded if measured outside of a black-out period (a period self-imposed by the Company during which designated employees cannot trade the securities of the Company), and (ii) if measured during a black-out period, the volume weighted average trading price of a Share on the Stock Exchange for the five (5) trading days following the last day of such black-out period on which the Shares are traded; notwithstanding the foregoing, the Market Price of a Share on the Effective Date shall be deemed to be the offering price of the Shares in connection with the Company’s initial public offering;

(x)

“Multiple Voting Shares” means the multiple voting shares in the capital of the Company, and includes any shares of the Company into which such multiple voting shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed;

(y)	“Option” means an option to purchase a newly issued Share that is granted to an Eligible Person pursuant to the terms of this Plan;

(z)	“Original Optionee” has the meaning given to that term in Section 2.9;

(aa) “Participant” means an Eligible Person to whom an Option has been granted;

(bb)

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof;

(cc)	“Plan” means this Stock Option Plan, as amended from time to time;

(dd)	“Rollover Option Plan” means the Company’s Amended and Restated Management Option Plan effective as of May 29, 2013;

(ee)

“Share” means a subordinate voting share in the capital of the Company, and includes any shares of the Company into which such subordinate voting shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed;

(ff)

“Share Compensation Arrangement” means any Option, stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism of the Company involving the issuance or potential issuance of Shares from treasury, including without limitation a Share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

(gg)	“Shareholders” means holders of Shares and Multiple Voting Shares;

(hh)	“Source Deductions” has the meaning given to that term in Section 2.8;

(ii)	“Stock Exchange” means the TSX or, if the Shares are not listed or posted for trading on the TSX, the stock exchange on which the Shares are listed or posted for trading;

(jj)

“Termination Date” means the date on which a Participant ceases to be an Eligible Person as a result of a termination of employment with the Company or any subsidiary of the Company for any reason, including death, retirement, resignation, or Cause. For the purposes of the Plan, a Participant’s employment with the Company or any subsidiary of the Company shall be considered to have terminated effective on the last day of the Participant’s actual and active employment with the Company or any subsidiary of the Company whether such day is selected by agreement with the individual, unilaterally by the Company or any subsidiary of the Company and whether with or without advance notice to the Participant, provided that in the case of resignation, such date shall not be earlier than the date notice of resignation was given. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment shall be considered as extending the Participant’s period of employment for the purposes of determining his or her entitlement under the Plan;

(kk)

“Transfer” includes without limitation any sale, exchange, assignment, gift, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title, beneficial ownership or the risk of economic exposure passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any registered security interest or other agreement in connection with, or to effect, any of the foregoing;

(ll)	“TSX” means the Toronto Stock Exchange; and

(mm)

“Vesting Date” means the date or dates determined in accordance with the terms of the Grant Agreement entered into in respect of such Options (as described in Section 3.3), on and after which a particular Option, or any part thereof, may be exercised, subject to amendment or acceleration from time to time in accordance with the terms hereof or the terms of the Grant Agreement.

Section 1.2 Interpretation

(1)

Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	In the Plan, words importing the singular shall include the plural and vice versa and words importing any gender include any other gender.

(3)	Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency.

(4)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.

(5)	The words “including” and “includes” mean “including (or includes) without limitation”.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Administration

(1)

The Board shall administer this Plan. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)

Subject to the terms and conditions set forth herein, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions, vesting period and conditions, if any, upon such grants; (iii) to interpret this Plan and all agreements entered into hereunder; (iv) to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, interpretations, and determinations shall be conclusive and binding upon the Company, its subsidiaries, and all Participants, Eligible Persons and their legal, personal representatives and beneficiaries.

(3)

Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee thereof. For greater certainty, any such delegation by the Board may be revoked at any time at the Board’s sole discretion.

(4)

No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith, and each member of the Board and each such person shall be entitled to indemnification by the Company with respect to any such action or determination.

(5)

The Board may adopt such rules or regulations and vary the terms of this Plan and any grant hereunder as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction, including without limitation Sections 422 and 409A of the Code.

(6)

The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Company other than as specifically provided for in the Plan.

Section 2.2 Shares Reserved

(1)	Subject to Section 2.2(4), the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(2)	The Company shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue is sufficient to satisfy the requirements of this Plan.

(3)

The maximum number of Shares issuable under this Plan in respect of Options shall be equal to 10,814,828 Shares. If an Option Expires, is forfeited, or is cancelled for any reason, the Shares subject to that Option shall again be available for grants under the Plan, subject to any required prior approval by the Stock Exchange.

(4)

If there is a change in the outstanding Shares by reason of any stock dividend or split, or in connection with a reclassification, reorganization or other change of Shares, consolidation, distribution (other than an ordinary course dividend in cash or Shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Company or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), merger or amalgamation, the Board shall make, subject to any required approval of the Stock Exchange, the appropriate substitution or adjustment in order to maintain the Participants’ economic rights in respect of their Options in connection with such change, including without limitation:

(a)

adjustments to the Exercise Price without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share covered by the Option,

(b)	adjustments to the number of Shares to which a Participant is entitled upon exercise of an Option,

(c)	adjustments permitting the immediate exercise of any outstanding Options that are not otherwise exercisable, or

(d)	adjustments to the number or kind of Shares reserved for issuance pursuant to the Plan.

Section 2.3 Limits with Respect to Insiders

(1)

The maximum number of Shares issuable to Insiders at any time pursuant to the exercise of Options granted under this Plan, including Shares issuable under the Rollover Option Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(2)

The maximum number of Shares issued to Insiders within any one year period pursuant to the exercise of Options granted under this Plan, including Shares issued under the Rollover Option Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(3)

Any Option granted pursuant to the Plan, or securities issued under the Rollover Option and any other Share Compensation Arrangement, prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in Section 2.3(1) and (2) above.

(4)

The total number of Shares issuable to any one Participant (including an Insider), at any time, pursuant to the exercise of Options granted under this Plan, including Shares issuable under the Rollover Option Plan and any other Share Compensation Arrangement, shall not exceed five percent (5%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

Section 2.4 Amendment and Termination

(1)

The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Option granted under the Plan and any Grant Agreement relating thereto, subject to any required regulatory approval, provided that such suspension, termination, amendment, or revision shall:

(a)	not adversely alter or impair any Option previously granted except as permitted by the terms of this Plan;

(b)	be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the Stock Exchange; and

(c)	be subject to Shareholder approval, where required by law, the requirements of the Stock Exchange or this Plan.

(2)

If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

(3)

Subject to Section 2.4(1), the Board may from time to time, in its discretion and without the approval of Shareholders, make changes to the Plan or any Option that do not require the approval of Shareholders under Section 2.4(4), which may include but are not limited to:

(a)

any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(b)	a change to the vesting provisions of the Plan and any Option;

(c)	a change to the provisions governing the effect of termination of a Participant’s employment, contract or office;

(d)

the introduction or amendment of a cashless exercise feature payable in cash or in securities, whether or not such amendment provides for a full deduction of the number of underlying securities from the shares reserved for issuance described in Section 2.2;

(e)	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(f)	a change to advance the date on which any Option may be exercised under the Plan;

(g)

a change to the Eligible Persons, including a change which would have the potential of broadening or increasing participation by Insiders, provided that no such change shall result in members of the Board who are not otherwise employees of the Company becoming Eligible Persons;

(h)	the addition of a deferred or performance share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the Company; and

(i)

an amendment of the Plan or an Option as necessary to comply with applicable law or the requirements of the Stock Exchange or any other regulatory body having authority over the Company, the Plan, the Participants or the Shareholders.

(4)	Shareholder approval is required for the following amendments to the Plan:

(a)

any increase in the maximum number of Shares that may be issuable from treasury pursuant to Options granted under the Plan (as set out in Section 2.2), other than an adjustment pursuant to a change described in Section 2.2(4);

(b)

any reduction in the Exercise Price of an Option after the Option has been granted or any cancellation of such Option and the substitution of that Option with a new Option with a reduced Exercise Price, except in the case of an adjustment pursuant to a change described in Section 2.2(4);

(c)	any extension of the Expiry Date of an Option, except in case of an extension due to a black-out period;

(d)	any amendment to remove or to exceed the percentage limits found in Sections 2.3(1), 2.3(2) and 2.3(4), except in the case of an adjustment pursuant to a change described in Section 2.2(4);

(e)	any amendment to the provisions governing the assignment or Transfer of Options set forth in Section 2.9; and

(f)	any amendment to Section 2.4(3) and Section 2.4(4);

provided that Shares held directly or indirectly by Insiders benefiting from the amendments in Section 2.4(4)(b) and Section 2.4(4)(c) shall be excluded in accordance with the rules of the TSX when obtaining such Shareholder approval.

Section 2.5 Compliance with Legislation

(1)

The Plan (including any amendments to it), the terms of the grant of any Option under the Plan, the grant and exercise of any Option, and the Company’s obligation to sell and deliver Shares upon the exercise of any Option, shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of the Stock Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)

No Option shall be granted, and no Shares shall be issued or sold hereunder, where such grant, issue, or sale would require registration of the Plan or of Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Option or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)

The Company shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with the Stock Exchange. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

(4)

If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions, the obligation of the Company to issue such Shares shall terminate and any funds paid to the Company in connection with the exercise of such Option will be returned to the applicable Participant as soon as practicable.

Section 2.6 Effective Date

The Plan was adopted on May 29, 2013 (the “Effective Date”) concurrently with the initial public offering of the Company’s Shares, and further amended on May 31, 2018 and on November 29, 2022. Should any changes to the Plan be required by any securities commission or other governmental body of any province or territory of Canada or by any Stock Exchange, such changes shall be made to the Plan as are necessary to conform with such requests and, if such changes are approved by the Board, the Plan, as amended, shall remain in full force and effect in its amended form as of and from that date.

Section 2.7 Proceeds from Exercise of Options

The proceeds from any sale of Shares issued upon the exercise of Options shall be added to the general funds of the Company and shall thereafter be used from time to time for general corporate purposes or such other purposes as the Board may determine.

Section 2.8 Tax Withholdings and Deductions

Notwithstanding any other provision contained herein, in connection with the exercise of an Option by a Participant from time to time, as a condition to such exercise (i) the Company shall require such Participant to pay to the Company or the relevant subsidiary of the Company an amount as necessary so as to ensure that the Company or such subsidiary, as applicable, is in compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions in connection with the exercise of such Options (the “Source Deductions”); or (ii) in the event a Participant does not pay the amount specified in (i), the Company shall be permitted to engage a broker or other agent on behalf of the Participant, at the risk and expense of the Participant, to sell a portion of the underlying Shares issued on the exercise of such Option to the Participant through the facilities of the Stock Exchange, and to apply the proceeds received on the sale of such underlying Shares as necessary so as to ensure that the Company or the relevant subsidiary, as applicable, is in compliance with the applicable Source Deductions relating to the exercise of such Options. In addition, the Company or the relevant subsidiary, as applicable, shall be entitled to withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Company or the relevant subsidiary is in compliance with the applicable Source Deductions relating to the exercise of such Options.

Section 2.9 Non-Transferability

No assignment or other Transfer of Options, whether voluntary, involuntary, by operation of law or otherwise (other than upon the death of the Participant), vests any interest or right in such Options whatsoever in any assignee or transferee, except that a Participant may, with the prior written approval of the Company, transfer Options to (i) such Participant’s family or retirement savings trust for bona fide tax planning purposes, and (ii) Registered Retirement Savings Plans or Registered Retirement Income Funds of which the Participant is the annuitant. Immediately upon any prohibited assignment or Transfer of Options, or any attempt to make the same, such Options will Expire. If any Participant (the “Original Optionee”) has transferred Options to such Participant’s family or retirement savings trust, or a Registered Retirement Savings Plan or a Registered Retirement Income Fund pursuant to this Section 2.9, such Options will Expire if at any time (i) the family or retirement savings trust should cease to hold such Options, or (ii) the Original Optionee should cease to be the annuitant of such Registered Retirement Savings Plans or Registered Retirement Income Funds, as the case may be, other than by reason of death.

Section 2.10 Participation in this Plan

(1)

Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Shares or any rights as a Shareholder or any other legal or equitable right against the Company, or any of its subsidiaries whatsoever, including without limitation, the right to vote as a Shareholder, other than those rights relating to Shares that have been paid for in full and issued by the Company upon the exercise of an Option pursuant to the terms of this Plan.

(2)

Participants (and their legal personal representatives) shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any of its subsidiaries. No assets of the Company or any of its subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Company or any of its subsidiaries under this Plan. The Company’s or any of its subsidiaries’ obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company or such subsidiary to pay money in the future, and the rights of Participants (and their legal personal representatives) shall be no greater than those of unsecured general creditors.

(3)

The Plan shall not give any Participant or any employee of the Company or any of its subsidiaries the right or obligation to or to continue to serve as a Consultant, officer or employee, as the case may be, to or of the Company or any of its subsidiaries.

(4)

The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Option or transactions in the Shares. With respect to any fluctuations in the market price of Shares, neither the Company, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Options will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company does not assume responsibility for the income or other tax consequences resulting to the Participant and they are advised to consult with their own tax advisors.

Section 2.11 Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid, or delivered by courier or by facsimile transmission addressed, if to the Company, to the office of the Company in Valcourt, Québec, Attention: Corporate Secretary; or if to a Participant, to such Participant at his or her address as it appears on the books of the Company or any subsidiary of the Company, or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or if to any other person, to the last known address of such person.

Section 2.12 Right to Issue Other Shares

The Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares or Multiple Voting Shares, repurchasing Shares or Multiple Voting Shares or varying or amending its share capital or corporate structure.

Section 2.13 Quotation of Shares

So long as the Shares are listed on a Stock Exchange, the Company must apply to the Stock Exchange for the listing or quotation, as applicable, of the Shares issued upon the exercise of all Options granted under the Plan, however, the Company cannot guarantee that such Shares will be listed or quoted on a Stock Exchange.

Section 2.14 No Fractional Shares

No fractional Shares shall be issued upon the exercise of any Option granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 2.15 Conformity to Plan

In the event that an Option is granted or an Option Agreement is executed which does not conform in all particulars with the provisions of this Plan, or purports to grant Options on terms different from those set out in this Plan, the Option, or the grant of such Option shall not be in any way void or invalidated, but the Option so granted will be adjusted to become, in all respects, in conformity with this Plan.

Section 2.16 Governing Law

The Plan shall be governed by the laws of the Province of Québec and the federal laws of Canada applicable therein.

ARTICLE 3

OPTIONS

Section 3.1 Grant

(1)

Subject to the provisions of this Plan, the Board may grant Options to any Eligible Person upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations as the Board may determine and set forth in the Grant Agreement; provided that no Option in respect of which Shareholder approval is required under the rules of the Stock Exchange is granted until the time that such grant has been approved by the Shareholders. Members of the Board who are not otherwise employees of the Company or any of its subsidiaries are not Eligible Persons for the purpose of the Plan.

(2)	An Option shall be evidenced by a Grant Agreement, signed on behalf of the Company.

(3)

The grant of an Option to, or the exercise of an Option by, a Participant under the Plan shall neither entitle such Participant to receive nor preclude such Participant from receiving subsequently granted Options.

Section 3.2 Exercise Price

An Option may be exercised at a price that shall be fixed by the Board at the time that the Option is granted, but in no event shall it be less than the Fair Market Value of the underlying Shares on the Date of Grant (the “Exercise Price”). The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 2.2(4) hereof.

Section 3.3 Vesting

(1)

All Options granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Options. The Board has the right to accelerate the date upon which any Option becomes exercisable notwithstanding the vesting schedule set forth in such Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(2)

Unless otherwise provided in the Participant’s Grant Agreement, if a Participant ceases to be an Eligible Person as a result of his or her retirement and, as of the Termination Date, such Participant is an Eligible Retiree, unvested Options held by such Participant shall continue to vest:

(a)

if the sum of such Participant’s age and number of years of service with the Company or any subsidiary of the Company, as applicable, equals, as of the Termination Date, between seventy (70) years (inclusively) and seventy-five (75) years, in accordance with Section 3.3(1) above and the terms and conditions of such Participant’s Grant Agreement until the date that is twelve (12) months after such Participant’s Termination Date;

(b)

if the sum of such Participant’s age and number of years of service with the Company or any subsidiary of the Company, as applicable, equals, as of the Termination Date, between seventy-five (75) years (inclusively) and eighty (80) years, in accordance with Section 3.3(1) above and the terms and conditions of such Participant’s Grant Agreement until the date that is twenty-four (24) months after such Participant’s Termination Date; and

(c)

if the sum of such Participant’s age and number of years of service with the Company or any subsidiary of the Company, as applicable, equals, as of the Termination Date, eighty (80) years (inclusively) or more, in accordance with Section 3.3(1) above and the terms and conditions of such Participant’s Grant Agreement until the applicable Expiry Date;

provided that, for greater certainty, the foregoing Section 3.3(2) shall apply to any Options granted prior to November 29, 2022.

ARTICLE 4

EXERCISE & EXPIRY

Section 4.1 Conditions of Exercise

(1)

Vested Options may only be exercised during the Exercise Period by the Participant or his or her legal representative. Subject to the restrictions set out in this Plan and to any alternative exercise procedure which may be established from time to time by the Board, Options to acquire Shares may be exercised by delivering to the Company an Exercise Notice, together with a bank draft, certified cheque or other form of payment acceptable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and, if required by Section 2.8, the amount necessary to satisfy any Source Deductions.

(2)

Where Shares are to be issued to the Participant pursuant to the terms of this Section 4.1, as soon as practicable following the receipt of the Exercise Notice and, if Options are exercised only in accordance with the terms of Section 4.1(1), the required bank draft, certified cheque or other acceptable form of payment, the Company shall duly issue such Shares to the Participant as fully paid and non-assessable.

Section 4.2 Exercise Period

(1)	The Exercise Period shall be determined by the Board in its sole and absolute discretion at the time the Option is granted, and unless otherwise provided in the Participant’s Grant Agreement:

(a)	each Option shall Expire ten (10) years after the Date of Grant;

(b)	the Exercise Period shall be automatically reduced or the Expiry Date modified in accordance with this Article 4 upon the occurrence of any of the events referred to therein; and

(c)	no Option in respect of which Shareholder approval is required under the rules of the Stock Exchange shall be exercisable until the time that such Option has been approved by the Shareholders.

(2)

Notwithstanding any other provision of the Plan, if the Expiry Date of an Option (which, for greater certainty, has vested and not been terminated) falls on, or within the nine (9) Business Days immediately following a date upon which such Participant is prohibited from exercising such Option due to a black-out period or other trading restriction imposed by the Company, then the Expiry Date of such Option shall be automatically extended to the tenth (10th) Business Day following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed.

Section 4.3 Expiry Date

(1)

Subject to Section 4.2, unless otherwise provided in the Participant’s Grant Agreement or employment agreement and regardless of any adverse or potentially adverse tax or other consequences resulting from the foregoing:

(a)	if a Participant ceases to be an Eligible Person (i) as a result of his or her termination for Cause or (ii) as a result of his or her voluntary resignation:

(i)	the Expiry Date of any unvested Options held by such Participant is the Participant’s Termination Date; and

(ii)	the Expiry Date of any vested Options held by such Participant is the Participant’s Termination Date;

(b)	if a Participant ceases to be an Eligible Person as a result of his or her termination without Cause:

(i)	the Expiry Date of any unvested Options held by such Participant is the Participant’s Termination Date; and

(ii)

the Expiry Date of any vested Options held by such Participant is the date that is the earlier of (i) sixty (60) days after the Participant’s Termination Date, and (ii) the then-applicable Expiry Date of such vested Options;

(iii)

Notwithstanding (ii), if the sum of such Participant’s age and number of years of service with the Company or any subsidiary of the Company, as applicable, equals, as of the Termination Date, seventy (70) years (inclusively) or more, then the Expiry Date of any Options held by such Participant, which are vested on the Termination Date, is the date that is the earlier of (i) sixty (60) months after the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

(c)	if a Participant ceases to be an Eligible Person as a result of his or her termination without Cause within one (1) year of a Change of Control:

(i)	any unvested Options held by such Participant shall vest on the Participant’s Termination Date; and

(ii)

the Expiry Date of any vested Options held by such Participant is the date that is the earlier of (i) one hundred and eighty (180) days after the Participant’s Termination Date, and (ii) the then-applicable Expiry Date of such vested Options;

(d)	if a Participant ceases to be an Eligible Person as a result of Disability or death:

(i)	the Expiry Date of any unvested Options held by such Participant is the Participant’s Termination Date; and

(ii)

the Expiry Date of any vested Options held by such Participant is the date that is the earlier of (i) twelve (12) months after the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

(e)	Subject to (f), if a Participant ceases to be an Eligible Person as a result of his or her retirement and, as of the Termination Date, such Participant is not an Eligible Retiree:

(i)	the Expiry Date of any unvested Options held by such Participant is the Participant’s Termination Date; and

(ii)

the Expiry Date of any vested Options held by such Participant is the date that is the earlier of (i) sixty (60) days after the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

(f)

Notwithstanding (e), if a Participant ceases to be an Eligible Person as a result of his or her retirement and, as of the Termination Date, such Participant is not an Eligible Retiree but, such Participant has (i) provided a 12-month prior written notice of retirement to the Company or any subsidiary of the Company, as applicable, and (ii) the sum of such Participant’s age and number of years of service with the Company or any subsidiary of the Company, as applicable, equals, as of the Termination Date, seventy (70) years (inclusively) or more:

(i)	the Expiry Date of any unvested Options held by such Participant is the Participant’s Termination Date; and

(ii)

the Expiry Date of any Options held by such Participant, which are vested on the Termination Date, is the date that is the earlier of (i) sixty (60) months after the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

(g)	If a Participant ceases to be an Eligible Person as a result of his or her retirement and, as of the Termination Date, such Participant is an Eligible Retiree, the Expiry Date of:

(i)

any Options held by such Participant, that are vested on the Termination Date, is the date that is the earlier of (i) sixty (60) months after the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

(ii)

any Options held by such Participant, that are unvested on the Termination Date but have vested pursuant to Section 3.3, is the date that is the earlier of (i) sixty (60) months form the Termination Date, and (ii) the then-applicable Expiry Date of such vested Options.

Section 4.4 Change of Control

(1)

In the event of a Change of Control, the Board may make such provision for the protection of the rights of the Participants as the Board in its sole discretion considers appropriate in the circumstances, including, without limitation, changing the vesting schedule for any Option or the date on which any Option Expires or providing for substitute awards.

(2)

Upon a Change of Control, all unvested Options then outstanding may be substituted by or replaced with stock options of the continuing entity on the same terms and conditions as the original Options unless substitution or replacement of the Options is deemed impossible or impractical by the Board, in its sole discretion, in which case the vesting of all such Options (and, if applicable, the time during which such Options may be exercised) shall, at the discretion of the Board, be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. If the Board has, pursuant to the provisions of this Section 4.4, permitted the conditional exercise of Options in connection with a potential Change of Control, then the Board shall have the power, in its sole discretion, to terminate immediately following actual completion of such Change of Control, and on such terms as it sees fit, any Options not exercised (including all unvested Options).

(3)

Notwithstanding anything else to the contrary herein, in the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Options (including, for greater certainty, to cause the vesting of all unvested Options) to assist the Participants to tender into a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, to permit Participants to conditionally exercise their Options, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-

over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 4.4(3) is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 4.4(3) or the definition of “Change of Control”: (i) any conditional exercise of vested Options shall be deemed to be null, void and of no effect, and such conditionally exercised Options shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to exercise of options which vested pursuant to this Section 4.4 shall be returned by the Participant to the Company and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Options which vested pursuant to this Section 4.4 shall be reinstated.

ARTICLE 5

LANGUAGE

Section 5.1 Language

By accepting any award under this Plan, a participant will confirm that it is the Participant’s express wish to receive this document in English only and to be bound only by such English version and to receive all other documents related to any award or the Plan, including notices, in the English language only and declare that the Participant is satisfied with this. En acceptant tout octroi aux termes du régime, un participant confirmera sa volonté expresse de recevoir le présent document en langue anglaise seulement, et d’être lié par le présent document en langue anglaise seulement et de recevoir tous les autres documents afférents à tout octroi ou au régime, y compris les avis, en langue anglaise seulement et s’en déclare satisfait.